EXHIBIT 11.1

802 N Washington St

Spokane, WA 99201

CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in this Offering Statement on Form 1-A of our audit report dated March 3, 2021, with respect to the balance sheets of Kings Crowd LLC as of December 31, 2019 and December 31, 2018, and the related statements of operations, changes in members’ equity, and cash flows for the years then ended. Our report dated March 3, 2021 relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt about Kings Crowd LLC’s ability to continue as a going concern.

Fruci & Associates II, PLLC

March 30, 2021